ARTICLES OF INCORPORATION
                               OF
             ADVANCED SUSPENSION TECHNOLOGIES, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and we do hereby certify:

                               I.

The name of this corporation is ADVANCED SUSPENSION TECHNOLOGIES, INC.

                               II.

The  resident  agent of said corporation shall be  Pacific  Stock
Transfer, 7631 Bermuda Ave., Las Vegas, NV 89123 and such other offices as may be determined by the By-Laws in and outside of the State of Nevada.

                              III.

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

                               IV.

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1) The number of stockholders of said corporation shall consist of one (1) . The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this Corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the incorporator signing these Articles is as follows:

Kenneth Coleman                                        P.O. Box
93385
                                                       Las Vegas,
NV 89193

                               V.

The Corporation is to have perpetual existence.

                               VI.

The total authorized capitalization of this Corporation shall be and is the sum of 3,000,000 shares Common stock at $.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such times as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

                              VII.

The  capital  stock  shall  be  and remain  non-assessable.   The
private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN  WITNESS WHEREOF, I have set my hand this 5th day of  January,
1993

/s/ Kenneth P. Coleman